EXHIBIT 99

FOR IMMEDIATE RELEASE Contact: Paul Knopick

888-795-6336

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ITRONICS ANNOUNCES LISTING ON BERLIN STOCK EXCHANGE

RENO, Nevada, March 24, 2004 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG), inventor and developer of the "Beneficial Use Photochemical, Silver, and Water Recycling" technology that produces environmentally beneficial GOLD'n GRO fertilizers and the 5 troy ounce, 0.999 pure Silver Nevada Miner numismatic bars, said today that its stock has been listed for trading on the Berlin Stock Exchange under the symbol ITG.

"The listing was provided by a large German brokerage firm because of its interest in our stock," said Dr. John Whitney, Itronics President. "This expanded listing improves the ability of German and other European investors to buy and sell Itronics shares in Euros, thus making transactions easier and less expensive."

In October 2003 Itronics was listed for trading on the Frankfurt Stock Exchange. The new listing on the Berlin Stock Exchange is expected to improve Itronics exposure for European investors and to improve the trading liquidity for Itronics shares for all of its shareholders. No new shares have been issued as part of these free listings and the improved visibility for Itronics and improved liquidity for Itronics shareholders could produce an improvement in shareholder value as the Company continues its rapid growth in 2004.

Headquartered in Reno, Nevada, Itronics Inc. is one of Nevada's leading process technology companies and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to convert the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, and animal repellent/fertilizer products under the trademark GOLD'n GRO GUARDIAN. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)